Exhibit 10.3
Amendment to 4.75% Senior Convertible Notes
     This amendment agreement (this “Amendment”) dated June 15, 2007 to the 4.75% senior convertible notes issued pursuant to the Purchase Agreement (as defined below) (the “Notes”) is made by and between Novavax Inc., a Delaware corporation (the “Company”) and Portside Growth and Opportunity Fund (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.
WITNESSETH:
     WHEREAS, the Company entered into that certain Securities Purchase Agreement, dated as of July 16, 2004 (the “Purchase Agreement”), pursuant to which, among other things, the Investor, Smithfield Fiduciary LLC and SF Capital Partners Ltd. (each, a “Holder” and collectively, the “Holders”) purchased from the Company the Notes;
     WHEREAS, an aggregate of $22,000,000 principal amount of the Notes remain outstanding;
     WHEREAS, the Holders own, directly or indirectly, all outstanding Notes;
     WHEREAS, the terms of the Notes provide the Holders with the right to require the Company to redeem all or a portion of the Notes if the Weighted Average Price of the common stock of the Company is less than the Conversion Price on each of thirty Trading Days out of the forty Trading Days prior to July 19, 2007 (the “Optional Redemption”);
     WHEREAS, the Company reasonably believes that the Holders will have a right to require an Optional Redemption on July 19, 2007; and
     WHEREAS, the Company and the Investor desire to amend the Notes held by the Investor to eliminate the Optional Redemption and to lower the Conversion Price.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. Amendments. Subject to the satisfaction (or waiver) of the conditions set forth in Section 7 below, the Investor agrees to the following amendments to the Notes.
               (a) Conversion Price. Section 3(b)(ii) of the Notes shall be deleted and replaced in its entirety with the following language:
“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, U.S. $4.00.
               (b) Mandatory Conversion. The first sentence of Section 8(a) of the Notes shall be deleted and replaced in its entirety with the following language:

If at any time from and after the third anniversary of the Issuance Date (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Shares of Common Stock exceeds $7.00 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of fifteen (15) Trading Days out of thirty (30) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder from and including the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the holder to convert all or any portion of the Conversion Amount then remaining under this Note in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below)(a “Mandatory Conversion”).
               (c) Optional Redemption. Section 9(a) of the Notes shall be deleted in its entirety.
               (d) Notices. The first sentence Section 25(a) of the Notes shall be deleted and replaced in its entirety with the following language:
Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement, provided however that notices directed to the Company shall be sent to: Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850, Attn: Chief Financial Officer.
          2. Full Force and Effect. Except as specifically set forth in this Amendment, the Notes and all of the other Transaction Documents (as defined in the Purchase Agreement) shall remain unchanged and in full force and effect. All references to the Notes in any other Transaction Document shall include this Amendment.
          3. Prior Adjustments to Conversion Price. For purposes of clarification, the parties hereto acknowledge that the Conversion Price as amended hereby takes into account the issuance of 4,597,700 aggregate shares of Company common stock to Kleiner Perkins Caufield & Byers and Prospect Venture Partners pursuant to a securities purchase agreement dated February 27, 2006 at a price per share of $4.35; provided, however, that the foregoing shall not preclude any adjustment after the date hereof if such adjustment is required under the Transaction Documents (as defined in the Purchase Agreement).
          4. Company Representations. The Company hereby represents and warrants to the Investor as follows, subject to the Company Disclosure Letter attached hereto:

               (a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed on Schedule 4(a) in the Company Disclosure Letter. Except as disclosed on Schedule 4(a) in the Company Disclosure Letter, the Company owns, directly or indirectly, the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien (as defined in Section 4(f) below) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. For purposes of this Amendment, “Subsidiary” means any entity in which the Company, directly or indirectly, owns or holds any capital stock or equity or similar interest.
               (b) Organization and Qualification. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Note Document, (ii) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, properties, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) adversely impair the Company’s ability to perform its obligations under any of the Note Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”). For purposes of this Amendment, “Note Documents” means, collectively, this Amendment, the Notes and Purchase Agreement.
               (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions under the Amendment and otherwise to carry out its obligations hereunder and under the Purchase Agreement and the Notes. The execution and delivery of the Amendment and the consummation by it of the transactions hereunder, including, without limitation, and the reservation for issuance of the Conversion Shares issuable upon conversion, redemption or other payment of the Notes, have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Note Documents has been (or, if executed after the date hereof, upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
               (d) No Conflicts. Except as disclosed on Schedule 4(d) in the Company Disclosure Letter, the execution, delivery and performance of the Note Documents by the Company and the consummation by the Company of the transactions contemplated hereby and by the other Note Documents, including, without limitation, the issuance of the Notes and the reservation for issuance of the Conversion Shares issuable upon conversion, redemption or other payment thereof, did not, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or a Subsidiary or otherwise) to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except to the extent that such conflict, default or, amendment, acceleration or cancellation right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of the NASDAQ Global Market (the “Principal Market”) or any other self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company or a Subsidiary is bound or affected, except to the extent that such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
               (e) Consents. Except as disclosed on Schedule 4(e) in the Company Disclosure Letter and except for the consent of the Holders of the Notes representing a majority of the outstanding principal amount, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, Governmental Authority or any regulatory or self-regulatory agency or any other Person in order for it to execute or deliver the Amendment or perform any of its obligations under the Note Documents, in each case in accordance with the terms thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date of this Amendment. For purposes of this Amendment, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
               (f) Issuance of the Securities. Except as disclosed on Schedule 4(f) in the Company Disclosure Letter, the Notes are duly authorized and duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions (“Liens”) and not subject to preemptive rights or similar rights of stockholders. The Company has reserved from its duly authorized capital stock not less than the maximum number of shares of Common Stock issuable upon conversion of the Notes (without regard to any limitations on the conversion of the Notes set forth in the Notes).

               (g) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion or redemption of the Notes will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares (as defined in the Purchase Agreement) upon conversion or redemption of the Notes in accordance with this Amendment and the Notes is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.
               (h) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 102,000,000 shares, 100,000,000 shares of which are Common Stock, and 2,000,000 shares of which are preferred stock, $.01 par value per share. As of March 31, 2007, there were 62,253,805 issued and 61,905,043 outstanding shares of Common Stock. There are no shares of preferred stock outstanding on the date hereof. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed on Schedule 4(h) in the Company Disclosure Letter, (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company, (ii) there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock and (iii) there are no securities or instruments containing anti-dilution, pre-emptive or similar provisions that will be triggered by the Amendment. The Amendment will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Holders) and will not result in a right of any holder of securities of the Company to adjust the exercise, conversion, exchange or reset price under such securities. Except as disclosed on Schedule 4(h) in the Company Disclosure Schedule or the SEC Reports (as defined below), to the knowledge of the Company, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.
               (i) Listing of Common Stock. The Common Stock is designated for quotation or listed on the Nasdaq Global Market and has not been suspended by the SEC, as of the date hereof, or the Nasdaq Global Market from trading on the Nasdaq Global Market and no suspension by the SEC or the Nasdaq Global Market has been threatened, as of the date hereof, either (A) in writing by the SEC or the Nasdaq Global Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Market.
               (j) Governmental Approvals. The Company has obtained all Governmental Approvals necessary for the amendment of Notes.
               (k) SEC Reports; Financial Statements. The Company has filed all forms, reports and documents required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) for the three years preceding the date hereof on a timely basis, and has made available to the Holders such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Amendment, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing. None of the Subsidiaries is required to file any forms, reports, or other documents with the SEC.
               (l) Material Changes. Since the date of the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, except as disclosed on Schedule 4(l) in the Company Disclosure Letter (i) there has been no event, occurrence or development that, individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect that the Company should have disclosed in an SEC Report but failed to do so, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not declared or paid any dividends, (vi) the Company has not sold any assets, individually or in the aggregate, in excess of $250,000 outside of the ordinary course of business and (vii) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.
               (m) Indebtedness. Except as disclosed on Schedule 4(m) in the Company Disclosure Letter neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (as defined below). Schedule 4(m) in the Company Disclosure Letter provides a description of the material terms of any such outstanding Indebtedness. Except as disclosed on

Schedule 4(m) in the Company Disclosure Letter, no Indebtedness of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. For purposes of this Agreement: (i) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (ii) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
               (n) Absence of Litigation. Except as disclosed on Schedule 4(n) in the Company Disclosure Letter, there is no action, suit, claim, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, Governmental Authority, self-regulatory organization or body pending and of which the Company has received notice or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (o) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Investor in this Amendment and the Schedules hereto regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company taken as a whole is true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. Each press release issued by the

Company during the twelve (12) months preceding the date of this Amendment did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.
               (p) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.
               (q) Other Changes to the Terms of the Notes. The terms of the Notes have not been changed or amended, other than as specifically set forth in this Amendment, since the Issuance Date.
          5. Investor Representations. The Investor hereby represents and warrants to the Company as follows:
               (a) Beneficial Ownership. The Investor is the beneficial owner of Five Million Dollars ($5,000,000) of outstanding principal of the Notes.
               (b) Validity; Enforcement. This Amendment has been duly and validly authorized, executed and delivered on behalf of the Investor and constitutes the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
          6. Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Notes as amended by the terms of this Amendment (including the corresponding Conversion Shares) may be tacked onto the holding period of the Notes prior to this Amendment, and, therefore, the Notes and Conversion Shares are freely transferable in accordance with Rule 144(k) and no legend is required on the Notes or Conversion Shares and the Company agrees not to take any position in contravention of the foregoing.
          7. Conditions to the Investor’s Obligations Hereunder. The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof: The Company shall notify Investor when it believes that each of the conditions set forth in this Section 6 have been met or waived by the Investor and Investor shall acknowledge its agreement.

               (a) The Company shall have executed this Amendment and delivered the same to the Investor.
               (b) The Investor shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP, the Company’s counsel, dated as of the date hereof, in form, scope and substance reasonably satisfactory to the Investor and in substantially the form of Exhibit A attached hereto.
               (c) The Holders constituting a majority of the outstanding principal amount of the Notes and the Company shall have executed an amendment agreement, dated as of the date hereof, in the form of this Amendment and delivered a copy of such executed agreements to the Investor and other Holders (collectively, the “Amendment Agreements”).
               (d) Expenses. The Company shall reimburse the Investor for its reasonable legal and due diligence fees and expenses in connection with the preparation and negotiation of this Amendment and the related documents by paying such amount to Schulte Roth & Zabel LLP (the “Investor Counsel Expense”). Except as otherwise set forth in this Amendment and the Note Documents, each party to this Amendment shall bear its own expenses in connection with transactions contemplated hereby.
          8. Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York time, on the first Business Day following the date of this Amendment, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the this Amendment in the form required by the 1934 Act and attaching the form of Amendment as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, no Holder shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor. If the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days of receipt of such notice, make public disclosure of any such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Novavax Inc.

By:	/s/ Len Stigliano

Name:	Len Stigliano
Title:	Interim Chief Financial Officer

PORTSIDE GROWTH AND OPPORTUNITY FUND

By:	/s/ Jeffrey Smith

Name:	Jeffrey Smith
Title:	Authorized Signatory

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